Exhibit 99.1

[GRAPHIC APPEARS HERE]

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

Massey Energy Announces Closing of $175 Million

of 2.25% Convertible Senior Notes

RICHMOND, Va., April 7, 2004 — Massey Energy Company (NYSE: MEE) announced today the closing of its private offering of $175 million principal amount of 2.25% convertible senior notes due April 1, 2024. The aggregate $175 million of notes includes the previously announced offer of $150 million plus a full exercise by the initial purchasers of their option to purchase an additional $25 million of notes. The Company intends to use the proceeds for general corporate purposes, which may include using approximately $100 million or more for debt repayment and the buyout of equipment lease obligations.

The notes were offered only to qualified institutional buyers, pursuant to Rule 144A of the Securities Act of 1933, at a price of $1,000 per note. The notes are senior and unsecured obligations of the Company guaranteed on a senior and unsecured basis by substantially all of the Company’s current and future operating subsidiaries. The notes are convertible into shares of the Company’s common stock initially at a conversion rate of 29.7619 shares of common stock per $1,000 principal amount of notes (equal to an initial conversion price of $33.60 per share). Holders of the notes may convert their notes into shares of the Company’s common stock: (i) if the Company’s common stock maintains a certain per share price over a certain period, (ii) upon the occurrence of certain events relating to a decline in the rating of the notes, (iii) upon the Company’s call for redemption and (iv) upon the occurrence of certain specified corporate transactions.

In addition to the holders’ right to convert the notes into shares of common stock of the Company, the holders may require the Company to purchase all or a portion of their notes on April 1, 2011, April 1, 2014 and April 1, 2019, payable in cash.

In addition, upon the occurrence of certain fundamental changes to the Company on or before April 1, 2011, the holders of the notes may require the Company to purchase all or a portion of their notes for cash. On or after April 6, 2011, the Company may redeem for cash all or a portion of the notes.

In connection with this private offering, the securities have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward- looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. No assurance can be given that the proposed offering can be completed on acceptable terms or that proceeds of the offering will be used as described herein. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 15, 2004. Such filings are available either publicly or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com.

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